Exhibit 10.23
SHARE PURCHASE AGREEMENT
          THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made this 29th day of May, 2009 by and between Shanda Interactive Entertainment Limited, a Cayman Islands corporation having its principal place of business at No. 1 Intelligent Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai, China (the “Seller”), and Shanda Games Korean Investment Limited, a British Virgin Islands corporation having its principal place of business at No. 1 Intelligent Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai, China (the “Purchaser”). The Purchaser and the Seller may collectively be referred to as the “Parties” and, individually, as a “Party.”
RECITALS:
          WHEREAS, the Seller is the record holder of Four Million Seven Hundred Ninety Five Thousand Nine Hundred Fifty Four (4,795,954) shares of common stock of Actoz Soft Co., Ltd., which is listed on Korean Securities Dealers Automated Quotations Stock Exchange (the “Company”), par value 500 Won per share (the “Purchased Shares”); and
          WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Purchased Shares in accordance with the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the Parties hereto agree as follows:
Article 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:
          “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with, such Person; (ii) any Person owning five percent (5%) or more of the outstanding stock of such Person; and (iii) any Person who is a director, officer or key employee of such Person or of any Person described in clause (i) above. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” shall mean this Share Purchase Agreement, including all exhibits hereto, as the same may hereafter be amended, modified or supplemented from time to time.
          “Approvals” shall mean any and all permits, consents, acceptances of filings and reports, authorizations, and other approvals from any relevant government authority or agency in Korea, China, United States of America, or the British Virgin Islands.
          “Authority” shall mean any governmental, legislative, executive, regulatory or administrative body, or any court of judicial authority, whether international, national or local, or any subdivision, agency, authority, board, bureau, commission, office or instrumentality thereof.
          “Business Day” shall mean any day that is not a Saturday, Sunday or national holiday in China or in Korea.
          “Consideration” shall have the meaning specified in Article 2.1 hereof.

          “China” shall mean the People’s Republic of China.
          “Closing” shall mean the closing of the transactions under this Agreement.
          “Closing Date” shall mean the date of the Closing to be mutually agreed by the Parties, which date shall be May             , 2009, or within three (3) Business Days after the satisfaction or the waiver of the conditions precedent to the Parties’ obligations hereunder, or at such other date, time and place as shall be mutually agreed by the Parties.
          “Contract” shall mean a contract or agreement to a Party is a party.
          “ICC” shall mean the International Chamber of Commerce.
          “Indemnified Party” shall have the meaning specified in Article 8 hereof.
          “Indemnifying Party” shall have the meaning specified in Article 8 hereof.
          “Korea” shall mean the Republic of Korea.
          “Law” shall mean any law, statute, regulation, ordinance, requirement, notification or other binding action or requirement of any Authority, or any fiduciary duty or obligation provided by the statutory laws.
          “Lien or Other Encumbrance” shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal or other transfer restriction, voting trust arrangement, preemptive right, claim, easement or any other encumbrance, adverse claim or right or demands of any nature whatsoever.
          “Losses” shall mean all losses, liabilities, damages, deficiencies, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.
          “Person” shall mean any natural person, entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual, nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.
          “Won” or “KRW” shall mean Korean Won, the official currency of Korea.
Article 2. Sale and Purchase of the Shares.
2.1	Sale and Purchase. Subject to the terms and conditions of this Agreement, the Seller shall sell to the Purchaser, and the Purchaser shall buy from the Seller, the Purchased Shares, for a purchase price of Seventy Million Two Hundred and Nine Thousand United States Dollars ($70,209,000) (the “Consideration”), which purchase price shall be paid by the Purchaser by wire transfer of immediately available funds to a bank account designated by the Purchaser in writing.

2.2	Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article 5 of this Agreement, the Closing shall take place at the offices in Seoul, Korea of Bae, Kim & Lee, or such other location agreed upon by the Parties, beginning at 11:00 A.M. local time on the Closing Date.
Article 3 Closing Deliveries.
3.1	Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver, or cause to be delivered:

(i) A certificate of book transfer of the Purchased Shares, free and clear of any Liens or Other Encumbrance, to the securities company account of the Purchaser, which securities company account shall have been notified to the Seller at least three (3) Business Days prior to the Closing Date issued by the relevant securities company;

(ii) A certificate of an authorized officer of the Seller referred to in Article 5.2 in a form acceptable to the Purchaser, confirming that the representations and warranties set forth in Article 4.1 hereto are true and correct as of the Closing Date, and that all conditions, covenants and other duties under this Agreement applicable to the Seller have been satisfied and complied with; and

(iii) Such other documents as the Purchaser shall reasonably request in writing.

3.2	Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver, or cause to be delivered:

(i) An executed promissory note substantially in the form attached hereto as Exhibit A, from the Purchaser for the benefit of the Seller;

(ii) A certificate of an authorized officer of the Purchaser referred to in Article 5.1 in a form acceptable to the Seller, confirming that the representations and warranties set forth in Article 4.2 hereto are true and correct as of the Closing Date, and further confirming that all conditions, covenants and other duties under this Agreement applicable to the Purchaser have been satisfied and complied with; and

(iii) Such other documents as the Seller shall reasonably request in writing.
Article 4. Representations and Warranties.
4.1	Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time as set forth below, and acknowledges that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Shares and the completion of the other transactions contemplated hereunder:

(i) Authority and Enforceability. The Seller has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of Shares contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation of the purchase and sale of Purchased Shares contemplated hereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement which constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To ensure the legality, validity, enforceability or admissibility into evidence in Korea of this Agreement, it is not necessary that this Agreement be filed or recorded with any court or other authority in Korea other than filing hereof as required under the Law of Korea (which filing does not affect the validity or enforceability of this Agreement).

(ii) Ownership of Shares. The Seller owns all of the Purchased Shares, and such Shares are fully paid and non-assessable, free and clear of any Lien or Other Encumbrance. Upon the delivery of and payment for the Purchased Shares at the Closing as provided for in this Agreement, the Purchaser will acquire good and valid title, free and clear of any Lien or Other Encumbrance, to the Purchased Shares upon receipt of book transfer of the Purchased Shares.

(iii) No Violation. The execution, delivery and performance of this Agreement by the Seller, and the consummation of the purchase and sale of the Purchased Shares contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien or Other Encumbrance (or any obligation to create any Lien or Other Encumbrance) upon any of the properties or assets of the Seller under, (a) any Law of any Authority having jurisdiction over the Seller or any of its properties or assets, (b) any provision of any of the constituent documents of the Seller, or (c) any Contract, or any other agreement or instrument to which the Seller is a party or by which any of its properties or assets may be bound, and with respect to each of (a), (b), and (c) above, there is no pending action alleging any such violation.

(iv) Due Organization. The Seller is an entity duly organized, validly existing and, if applicable under the laws of its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

(v) Government Approvals. No Approval of any Korean Authority is required for the sale of the Purchased Shares or the consummation by the Seller of the transactions contemplated by this Agreement, except (a) a share transfer report under the Foreign Investment Promotion Act of Korea by the Purchaser, (b) a report of shareholding in large block under the Securities and Exchange Act of Korea by each of the Seller and the Purchaser, and (c) report of the shareholding status of major shareholders under the Securities and Exchange Act of Korea by the Seller and the Purchaser.

(vi) Survival of Representations and Warranties. Each of the representations and warranties of the Seller in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

4.2	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such time as follows, and confirms that the Seller is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares and the completion of the other transactions contemplated hereunder:

(i) Authority and Enforceability. The Purchaser has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase and sale of the Purchased Shares contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the purchase and sale of the Purchased Shares contemplated hereby, have been duly authorized or will be duly authorized prior to the Closing by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms in the British Virgin Islands, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) No Violation. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the purchase and sale of the Purchased Shares contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien or Other Encumbrance (or any obligation to create any Lien or Other Encumbrance) upon any of the properties or assets of the Purchaser under, (a) any Law of any Authority having jurisdiction over the Purchaser or any of its properties or assets, (b) any provision of any of the constituent documents of the Purchaser, or (c) any Contract, or any other agreement or instrument to which the Purchaser is a party or by which any of its properties or assets may be bound, and with respect to each of (a), (b), and (c) above, there is no pending action alleging any such violation.

(iii) Due Organization. The Purchaser is an entity duly organized, validly existing and, if applicable under the laws of its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization, and has full power and authority to, conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

(iv) Survival of Representations and Warranties. Each of the representations and warranties of the Purchaser in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.
Article 5. Conditions Precedent to Closing.
5.1	Conditions Precedent to Obligations of the Seller. The obligations of the Seller to sell and deliver the Purchased Shares pursuant to Articles 2 and 3 hereof and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver by the Seller, on or prior to the Closing Date, of all of the conditions set forth below:

(i) Officer’s Certificate. The Purchaser shall have delivered to the Seller, a certificate of an authorized officer of the Purchaser in a form acceptable to the Seller, dated as of the Closing Date, confirming that the representations and warranties set forth in Article 4.2 hereto are true and correct as of the Closing Date, and further confirming that all conditions, covenants and other duties under this Agreement applicable to the Purchaser have been satisfied and complied with.

(ii) Representations and Warranties. All representations and warranties of the Purchaser contained in Article 4.2 hereto were true when made and shall be true on and as of the Closing Date as if made on such date.

(iii) Performance. The Purchaser shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(iv) Government Approvals. All necessary Approvals from the Authorities applicable to the Purchaser, which are required to be obtained prior to the Closing Date in connection with the transactions contemplated hereby, including (a) report of shareholding in large block under the Securities and Exchange Act of Korea, (b) share transfer report under the Foreign Investment Promotion Act of Korea, and (c) report of the shareholding status of major shareholders under the Securities and Exchange Act of Korea shall have been obtained within the period prescribed by the relevant statute.

5.2	Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to purchase the Purchased Shares pursuant to Articles 2 and 3 hereof and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver by the Purchaser, on or prior to the Closing Date, of all of the conditions set forth below:

(i) Officer’s Certificate. The Seller shall have delivered to the Purchaser a certificate of an authorized officer of such Seller in a form acceptable to the Purchaser, dated as of the Closing Date, confirming that the representations and warranties set forth in Article 4.1 hereto are true and correct as of the Closing Date, and further confirming that all conditions, covenants and other duties under this Agreement applicable to the Purchaser have been satisfied and complied with.

(ii) Representations and Warranties. All representations and warranties of the Seller contained in Article 4.1 hereto were true when made and shall be true on and as of the Closing Date as if made on such date.

(iii) Performance. The Seller shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(iv) Government Approvals. All necessary Approvals from the Authorities applicable to the Purchaser, which are required to be obtained prior to the Closing Date in connection with the transactions contemplated hereby, including (a) report of shareholding in large block under the Securities and Exchange Act of Korea, (b) share transfer report under the Foreign Investment Promotion Act of Korea, and (c) report of the shareholding status of major shareholders under the Securities and Exchange Act of Korea shall have been obtained within the period prescribed by the relevant statute.
Article 6. Termination.

6.1	Termination by Either Party. Either Party may terminate this Agreement (i) to the extent that performance thereof is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Authority, provided that the Party seeking to terminate its obligations hereunder pursuant to this clause 6.1(i) shall have used its best efforts to remove such prohibition, injunction, or restraint; or (ii) by mutual written consent of the Parties.

6.2	Effect of Termination. In the event of termination of this Agreement under any provision of this Article 6, this Agreement shall forthwith become null and void and neither Party shall have any liability to the other Party.
Article 7. Indemnification.
7.1	Indemnification. Subject to the following, each Party (the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”) harmless from and against any and all Losses that may be sustained, suffered or incurred by the Indemnified Party arising out of or relating to any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by or any certificate given by the Indemnifying Party in or pursuant to this Agreement. The obligations under this Article 8 shall survive any termination of this Agreement.

7.2	No Waiver. No right of the Purchaser for indemnification under this Article 7 shall be affected by any examination made for or on behalf of the Purchaser, the knowledge of any member of the Purchaser or the acceptance by the Purchaser of any certificate or opinion. No right of the Seller for indemnification under this Article 7 shall be affected by any examination made for or on behalf of the Seller, the knowledge of any of the Seller or the acceptance by the Seller of any certificate or opinion.
Article 8. Dispute Resolution.
8.1	Choice of Forum. The Parties agree that all disputes, differences, controversies, claims or questions arising in connection with, occurring under, or related to, the present Agreement shall be finally settled under the Arbitration Rules of the ICC by an arbitral tribunal appointed in accordance with said Rules. The place of arbitration shall be Singapore. The language of the arbitration shall be English. The Parties hereby exclude any right of appeal to any court on the merits of the dispute. Nothing contained in this Agreement shall prevent either party from seeking interim measures of protection in the form of pre-award attachment of assets, or from seeking injunctive relief to enforce in courts of competent jurisdiction rights covered by this Agreement. In the event that any dispute arises under both this Agreement, such disputes shall be resolved in a consolidated proceeding by a single arbitral tribunal appointed by the ICC.

8.2	Governing Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the Law of Singapore.
Article 9. Miscellaneous.
9.1	Notices. All notices, consents, waivers, and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, (iii) deemed to have been given on the date on which it is received, and (iv) shall be addressed as follows:

If to the Purchaser:

Shanda Games Korean Investment Limited Shanda Games Limited No. l Office Building, No. 690 Bibo Road Zhangjiang High Technology District, Pudong New Area Shanghai 201203, China

Phone: 8621-5050-4740 Facsimile: 8621-5080-5132 Attention: General Counsel

If to the Seller:

Shanda Interactive Entertainment Limited No. l Office Building, No. 690 Bibo Road Zhangjiang High Technology District, Pudong New Area Shanghai 201203, China

Phone: 8621-5050-4740 Facsimile: 8621-5080-5132 Attention: General Counsel

9.2	Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by the Seller, without the prior written consent of the Purchaser, or by the Purchaser, without the prior written consent of the Seller, provided that the Purchaser may assign this Agreement and/or its rights and obligations under this Agreement to any of its Affiliates, provided, however, that in case of any such assignment by the Purchaser, the Purchaser shall remain jointly responsible for any and all obligations set out in this Agreement, including the obligations to make any deposit or payments.

9.3	No Third-Party Beneficiaries. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchaser and the Seller, and their respective heirs, successors and assigns, and no other Person shall acquire or have any right under or by virtue of this Agreement.

9.4	Amendments. This Agreement may be amended only by written agreement between the Purchaser and the Seller.

9.5	Severability. If one of more provisions of this Agreement are held to be invalid or unenforceable to any extent under applicable Law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable Law, so as to effectuate the Parties’ intent to the maximum extent, and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be valid and enforceable in accordance with its terms to the maximum extent permitted by applicable Law.

9.6	Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby. In addition, Articles 7, 8 and 9.6 hereof shall survive the termination of this Agreement.

9.7	Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with this Agreement, including, without limitation, the fees and expenses of their respective accountants and legal counsel, provided that in the event this Agreement is terminated pursuant to Article 6.1 or 6.2 hereto, the non-terminating Party shall be responsible for the costs and expenses of the terminating Party.

9.8	Governing Language. In the event of any conflict between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

9.9	Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter of such documents, and supersedes all prior agreements and understandings, both written and oral, of the Parties relating to the subject matter of such documents.

9.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.
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          IN “WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED		SHANDA GAMES KOREAN INVESTMENT LIMITED

By: Name:	/s/ Tianqiao Chen Tianqiao Chen	By: Name:	/s/ Tianqiao Chen Tianqiao Chen
Title:	CEO and Chairman of the Board of Directors	Title:	Director
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